Exhibit 2.1

Securities Exchange Agreement

among

Sustainable Projects Group Inc.

and

Lithium Harvest ApS

and, for certain limited purposes, its shareholders

February 14, 2023

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	2.26	Foreign Corrupt Practices	11
	2.27	Obligations to or by Shareholders	12
	2.28	No Other Representations and Warranties	12
3.		Representations and Warranties of Parent	12
	3.1	Organization and Standing	12
	3.2	Corporate Authority	12
	3.3	Brokers and Finders	12
	3.4	Capitalization of Parent	12
	3.5	Validity of Shares	13
	3.6	SEC Reporting and Compliance	13
	3.7	Financial Statements	14
	3.8	Governmental Consents	14
	3.9	Compliance with Laws and Other Instruments	14
	3.10	No General Solicitation	14
	3.11	Litigation	15
	3.12	Foreign Corrupt Practices	15
4.		Representations, Warranties and Covenants of the Shareholders	15
	4.1	Acts and Proceedings	15
	4.2	Compliance with Laws and Instruments	15
	4.3	Binding Obligation	15
	4.4	Title to Shares	16
	4.5	Information	16
	4.6	Resale of Stock	16
5.		Additional Agreements.	16
	5.1	Access and Information	16
	5.2	Commercially Reasonable Efforts	17
	5.3	Publicity	17
	5.4	Appointment of Parent Directors	17
	5.5	Parent Name Change and Symbol Change	17
	5.6	2023 Incentive Compensation Plan	17
	5.7	Employment Agreements	18
6.		Closing Deliverables.	18
	6.1	Company Closing Deliverables	18
	6.2	Parent Closing Deliverables	18
7.		Non-Survival of Representations and Warranties	19
8.		Amendment of Agreement	20
9.		Definitions	20
10.		Closing	23
11.		Miscellaneous.	23
	11.1	Notices	23
	11.2	Entire Agreement	24
	11.3	Expenses	24
	11.4	Time	24
	11.5	Severability	24
	11.6	Successors and Assigns	24
	11.7	No Third Parties Benefited	24
	11.8	Counterparts	25
	11.9	Recitals, Schedules and Exhibits	25
	11.10	Section Headings and Gender	25
	11.11	Governing Law and Venue	25

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Articles of Incorporation of Parent
B	By-laws of Parent
C	Directors and Officers of Parent
D-1	Form of Employment Agreement – S. Mathiesen
D-2	Form of Employment Agreement – P. Juul

Company Disclosure Schedules

2.5	Company Shareholders
2.10	Financial Statements
2.12	Changes
2.13(a)	Leased Real and Personal Property
2.13(b)	Material Agreements
2.13(c)	Insurance
2.13(d)	Patents and Other Intangible Assets
2.13(e)	Substantial Compliance
2.14	Obligations to Officers, Directors and Employees
2.17	Employee Benefit Plans
2.20	Insurance Coverage
2.23	Interested Party Transactions
2.27	Obligations to or by Shareholders

Parent Disclosure Schedules

3.1	Parent Subsidiaries
3.3	Parent Brokers and Finders
3.7	Parent SEC Reporting
3.11	Parent Litigation

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SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT is made and entered into as of February 14, 2023, by and among Sustainable Projects Group Inc., a corporation incorporated under the laws of the State of Nevada, U.S.A. (“Parent”), on the one hand, and Lithium Harvest ApS, a private limited liability company incorporated under the laws of Denmark (in Danish: Anpartsselskab or ApS) (the “Company”), and the shareholders of the Company whose names appear on the signature pages hereof (the “Shareholders”) solely with respect to Sections 1, 4, 7, 8, 9 and 11 hereof, on the other hand.

RECITALS

A. The Board of Directors of the Parent and all of the shareholders of the Company have determined that Parent’s acquisition of the Company is fair to and in the best interests of their respective entities and the shareholders thereof.

B. The acquisition shall be accomplished by all of the Shareholders contributing, selling and transferring to Parent all of their Shares (as defined below) pursuant to an offer by Parent to issue in exchange therefor newly-issued shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), upon the terms and subject to the conditions set forth herein (the “Exchange Offer”).

C. The Board of Directors of the Parent and all of the shareholders of the Company have approved this Agreement and the transactions contemplated hereby, including the Exchange Offer.

D. To induce Parent and the Company to enter into this Agreement, the Shareholders have agreed to accept the Exchange Offer and become parties to this Agreement solely with respect to Sections 1, 4, 7, 8, 9 and 11 hereof.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1. The Exchange Offer.

(a) Exchange. Subject to the terms and conditions of this Agreement, at the Closing, (i) the Shareholders shall contribute, transfer, assign and deliver to Parent, and Parent agrees to acquire from such Shareholders, all of the outstanding Shares owned by them as specifically set forth in Section 1.3(a), and (ii) solely in consideration and exchange therefor, Parent shall issue to the Shareholders an aggregate of 206,667,223 duly issued, fully paid and non-assessable shares of Parent Common Stock in accordance with the Exchange Ratio as provided for in Section 1.3(a) hereof.

(b) As a result of the Exchange, the Company shall become a wholly-owned subsidiary of Parent.

1.2 Articles of Incorporation, By-laws, Directors and Officers.

(a) The Articles of Incorporation of Parent, as in effect immediately prior to the Closing, attached as Exhibit A hereto, shall be the Articles of Incorporation of Parent from and after the Closing until further amended in accordance with applicable law.

(b) The By-laws of Parent, as in effect immediately prior to the Closing, attached as Exhibit B hereto, shall be the By-laws of Parent from and after the Closing until amended in accordance with applicable law, the Articles of Incorporation and such By-laws.

(c) Subject to the terms set forth in Exhibit C hereto, the directors and officers listed in Exhibit C shall be the directors and officers of Parent from and after the Closing, and each shall hold his or her respective office or offices thereafter until his or her successor shall have been duly elected and qualified in accordance with applicable law or as otherwise provided in the Articles of Incorporation or By-laws of Parent.

1.3 Manner and Basis of Exchange of Shares.

(a) At the Closing, the outstanding ordinary shares, nominal value DKK 1.00 per share, of the Company (the “Shares”) beneficially owned by the Shareholders, which Shares constitute all of the issued and outstanding capital stock of the Company, shall be contributed and transferred to Parent and Parent shall issue, and authorize its Transfer Agent to issue, the Parent Common Stock specified below to each Shareholder in accordance with the following exchange ratios (the “Exchange Ratios”):

Shareholder	No. of Shares	No. of Shares of Parent Common Stock	Applicable Exchange Ratio
Feno Holding ApS	22,375	92,483,587	4,133.34465945055 / 1
Sune Mathiesen Holding ApS	22,375	92,483,587	4,133.34465945055 / 1
AØNP14 ApS	5,250	21,700,059	4,133.34465945055 / 1

Total		206,667,233

(b) No fractional shares of Parent Common Stock shall be issued in the Exchange. If the number of Shares a Shareholder holds immediately prior to the Closing multiplied by the applicable Exchange Ratio would result in the issuance of a fractional share of Parent Common Stock, that product will be rounded down to the nearest whole number of shares of Parent Common Stock if it is less than the fraction of one-half (.5) of one share of Parent Common Stock or rounded up to the nearest whole number of shares of Parent Common Stock if the product is equal to or greater than the fraction of one-half (.5) of one share of Parent Common Stock.

(c) Each Share held in the treasury of the Company immediately prior to the Closing shall be cancelled and cease to exist.

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(d) After the Closing, there shall be no further registration of transfers of Shares on the stock transfer books of the Company that were outstanding immediately prior to the Closing.

1.4 Exchange of Certificates.

(a) At the Closing, Parent shall deliver to Transfer Agent a letter of instruction to prepare and deliver to the Transfer Agent, who shall act as exchange agent for the benefit of the Shareholders (the “Exchange Agent”), certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Sections 1.1 and 1.3 hereof, in exchange for all outstanding Shares. The shares of Parent Common Stock evidenced by the certificates shall be registered in the names of the Shareholders by the Transfer Agent and shall be in the denominations for each of them set forth opposite their respective names in Section 1.3(a).

(b) Promptly after the Closing and upon receipt of an updated shareholders register and proof of registration in the Central Business Register (CVR Register) provided by the Company, Parent shall, in accordance with the instructions described in Section 1.4(a), cause Transfer Agent to issue to the record holder of the Shares a certificate or certificates registered in the name of each such Shareholder representing an aggregate of 206,667,233 shares of Parent Common Stock that they shall be entitled to receive as set forth in Section 1.3(a) hereof.

1.5 Parent Common Stock. Parent will cause the Parent Common Stock to be issued in exchange for the Shares at the Closing pursuant to Section 1.3(a) to be available for such purpose. Parent further covenants that immediately prior to the Closing there will be no more than 8,725,877 shares of Parent Common Stock issued and outstanding, not including the 71,797,703 shares of Parent Common Stock to be issued to Kestrel Flight Fund LLC, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

2. Representations and Warranties of the Company.

The Company hereby represents and warrants to Parent as follows:

2.1 Organization, Standing, Subsidiaries, Etc.

(a) The Company is existing in good standing under the laws of Denmark, and has full corporate power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement, and to carry out the terms hereof. A copy of the Articles of Association of the Company that has been delivered to Parent prior to the execution of this Agreement is true and complete and has not since been amended or repealed.

(b) The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2 Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, business, or results of operations of the Company taken as a whole (the “Condition of the Company”).

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2.3 Capitalization of the Company. The authorized capital stock of the Company consists of 50,000 ordinary shares, nominal value DKK1,00 per share, of the Company. There are 50,000 ordinary shares of the Company issued and outstanding, and such Shares are duly authorized, validly issued, fully paid and nonassessable, and none of such Shares have been issued in violation of the preemptive rights of any person. The offer, issuance and sale of such Shares were accomplished in conformity with all other applicable securities laws. None of such Shares are subject to a right of withdrawal or a right of rescission under any applicable securities law. The Company has no outstanding options, rights or commitments to issue Shares or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Shares or other Equity Securities of the Company. The Shares are the only outstanding Equity Securities of the Company as of the Closing.

2.4 Indebtedness. The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet.

2.5 Company Shareholders. Schedule 2.5 hereto contains a true and complete list of the names and registration numbers in the Danish Business Register of the record owners of all of the outstanding Shares of the Company, together with the number and percentage of securities held. To the knowledge of the Company, except as described in Schedule 2.5, there is no voting trust, agreement or arrangement among any of the beneficial holders of Shares affecting the nomination or election of directors or the exercise of the voting rights of Shares.

2.6 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by the management of the Company and approved by the unanimous vote of the Shareholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement have been validly and appropriately taken or will have been so taken prior to the Closing. No holder of Shares has requested or perfected appraisal, dissenter’s or other similar rights under Danish Law.

2.7 Compliance with Laws and Instruments. The business, products and operations of the Company have been conducted in compliance in all material respects with all applicable laws, rules and regulations, except where the failure to be in compliance would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing and such authorizations, consents, approvals, filings, or registrations which, in the aggregate, would not have a material adverse effect on the Condition of the Company, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Articles of Association of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company; except in the cases of clauses (b)(i)-(iii) and (c), where the violation, contravention, conflict, breach, default or failure to give notice would not have a material adverse effect on the Condition of the Company. The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Association or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

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2.8 Binding Obligations. Assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9 Brokers and Finders. No Person is entitled by reason of any act or omission of the Company to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby. The Company indemnifies and holds Parent harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims they introduced the Company to, or assisted it with, the transactions contemplated herein.

2.10 Financial Statements. Attached hereto as Schedule 2.10 are (a) the Company’s audited balance sheet (the “Balance Sheet”) as of December 31, 2021 (the “Balance Sheet Date”) and 2020, and the audited statements of operations, changes in equity and cash flows for the years ended December 31, 2021 and 2020, together with the related opinion of K.R. Margetson Ltd., independent registered public accountants, and (b) the Company’s unaudited balance sheet and statement of operations as of and for the nine-month period ended September 30, 2022. Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of unaudited financial information, to year-end adjustments and the absence of notes.

2.11 Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.12 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet or the Notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules hereto.

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2.12 Changes. Since the Balance Sheet Date, except as expressly contemplated by this Agreement or as disclosed in Schedule 2.12 hereto, the Company has not (a) incurred any Indebtedness for Borrowed Money in an aggregate amount exceeding $10,000, except for current obligations and liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business and except for any assets having an aggregate value of less than $5,000, (e) except as disclosed in Schedule 2.23, entered into any interested party transactions,, other than in the usual and ordinary course of business, (f) except as disclosed in Schedule 2.17, made or granted any material wage or salary increase or made any material increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, except as disclosed in Schedule 2.14 and Schedule 5.6 in excess of $50,000, (g) issued or sold any shares of its capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (h) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (i) suffered or experienced any material adverse effect to the Condition of the Company, (j) made any material change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted except as required by GAAP or applicable law or as disclosed in the notes to its financial statements, (k) made any material amendment to or terminated any material contract, agreement or license to which it is a party, (l) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, shareholder or consultant, in any case in excess of $20,000, (m) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000, or (n) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13 Schedule of Assets and Contracts. Attached hereto as Schedules 2.13(a) through 2.13(d) are various schedules listing assets and contracts of the Company, as described herein.

(a) Schedule 2.13(a) contains a true and complete list of all real property leased by the Company, including the street address of each parcel of leased real property, and of all tangible personal property owned or leased by the Company having a cost or fair market value of greater than $10,000. All the real property listed in Schedule 2.13(a) is leased by the Company under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described in Schedule 2.13(a); such leases are enforceable in accordance with their terms and to the Company’s knowledge there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, and the Company has not received any written notice or claim of any such default except for such defaults that would not have a material adverse effect on the Condition of the Company. The Company does not own any real property.

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(b) Except as expressly set forth in this Agreement, the Balance Sheet or the notes thereto, or as disclosed in Schedule 2.13(b) hereto, the Company is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment, other than in the ordinary course of business, in excess of $20,000,(c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services in excess of $20,000, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, in each case having an outstanding principal amount in excess of $20,000, (f) guaranty of any Indebtedness having an outstanding principal amount in excess of $20,000, (g) other than as set forth in Schedule 2.13(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $20,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 180 days, (h) lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or shareholder of the Company, (k) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under U.S. securities law, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than one year from the Closing Date which involves an aggregate expenditure or receipt by the Company in excess of $20,000. Except as disclosed in Schedule 2.13(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.13(a) through 2.13(d) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following the consummation of the Exchange and the transactions contemplated hereby, except such consents which, in the aggregate, would not have a material adverse effect on the Condition of the Company.

(c) Schedule 2.13(c) contains a true and complete list and description of all insurance policies and insurance coverage with respect to the Company, its business, premises, properties, assets, employees and agents including, without limitation, fire and casualty insurance, property and liability insurance, product liability insurance, life insurance, medical and hospital insurance and workers’ compensation insurance; such list includes with respect to each policy (i) a general description of the insured loss coverage, (ii) the expiration date of coverage, (iii) the annual premium, and (iv) the dollar limitations of coverage and a general description of each deductible feature.

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(d) Schedule 2.13(d) contains a true and complete list of all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, and grants of licenses, both domestic and foreign, presently owned, possessed, used or held by the Company; and, except as set forth in Schedule 2.16 or as would not have a material adverse effect on the Condition of the Company, the Company owns the entire right, title and interest in and to the same, free and clear of all Liens. Except as disclosed in Schedule 2.13(d), all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications and grants of licenses set forth in Schedule 2.13(d) are subject to no pending or, to the Company’s knowledge, threatened challenge.

(e) The Company has furnished to Parent true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedule s 2.13(a) through 2.13(d), as well as any additional agreements or documents, requested by Parent. The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements disclosed or referred to in Schedules 2.13(a) through 2.13(d), except for such defaults that would not have a material adverse effect on the Condition of the Company. To the knowledge of the Company, all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default thereunder. Except as set forth on Schedule 2.13(e), to the knowledge of the Company, the Company does not have outstanding any material power of attorney.

2.14 Employees. The Company is in compliance in all material respects with all laws relating to the employment of labor, except to the extent non-compliance would not result in a material adverse effect on the Condition of the Company, and in the past three years the Company has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of employment compensation, or as set forth on Schedule 2.14, the Company is not under any obligation or liability to any officer, director or employee of the Company.

2.15 Tax Returns and Audits. All required Tax Returns of the Company have been duly and timely filed, and all Taxes required to be paid with respect to the periods covered by such returns have been paid. The Company is not delinquent in the payment of any Tax. The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s income tax returns or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Company (a) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), or (b) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

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2.16 Patents and Other Intangible Assets. (a) The Company (i) owns or has the right to use, free and clear of all Liens, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(b) To the knowledge of the Company, the Company owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “Intellectual Property”) required for the development, operation and sale of all products and services sold by the Company, free and clear of any Lien; provided, however, the possibility exists that the other Persons, completely independent of the Company or its employees or agents, could have developed Intellectual Property similar or identical to that of the Company. The Company is not aware of any such development of substantially identical trade secrets or technical information by others.

2.17 Employee Benefit Plans; ERISA. Except as disclosed in Schedule 2.17 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded. The plans listed in Schedule 2.17 hereto are hereinafter referred to as the “Employee Benefit Plans.”

(a) Copies of all current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been made available to Parent or its advisors.

(b) To the knowledge of the Company, all Employee Benefit Plans are in material compliance with the applicable requirements of applicable law.

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(c) There are no pending claims or lawsuits which have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(d) There is no pending or, to the knowledge of the Company, contemplated investigation or pending or possible enforcement action by any government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which would trigger such an investigation or enforcement action.

(e) No actual or, to the knowledge of the Company, contingent liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company or the Schedules to this Agreement.

(f) To the knowledge of the Company, no events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing for other liabilities of such Employee Benefit Plan.

2.18 Title to Property and Encumbrances. The Company has good, valid and marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens (except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and valid title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.19 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition and repair, subject to ordinary wear and tear.

2.20 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

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2.21 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that would result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.22 Licenses. The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

2.23 Interested Party Transactions. Except as disclosed in Schedule 2.23 hereto, no officer, director or shareholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.24 Hazardous Waste. To the Company’s knowledge, there is no substance or material defined or designated as hazardous or toxic waste, material, substance or other similar term by an environmental statute, regulation or ordinance currently in effect located on the real property in which the Company has a leasehold or ownership interest in violation of applicable law relating to protection of health or the environment.

2.25 Customers, Suppliers and Independent Contractors. Since the Balance Sheet Date, the Company has not been notified in writing that any material customer, supplier or independent contractor of the Company intends to terminate or materially curtail its business relationship with the Company.

2.26 Foreign Corrupt Practices. Neither the Company nor any director, officer or, to the knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to any government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any government officials or employees.

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2.27 Obligations to or by Shareholders. Except as disclosed in Schedule 2.27, the Company has no liability or obligation or commitment to any Shareholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Shareholder, nor does any Shareholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the related portions of the Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

3. Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

3.1 Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Nevada, U.S.A. Parent has heretofore delivered to the Company complete and correct copies of its Articles of Incorporation and By-laws as now in effect. Parent has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Except as disclosed in Schedule 3.1, Parent does not have any subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

3.2 Corporate Authority. Parent has full corporate power and authority to enter into this Agreement and the other agreements to be made pursuant thereto, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of this Agreement and such other agreements and documents by Parent have been duly and validly taken or will have been so taken prior to the Closing. This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3 Brokers and Finders. No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby, except as disclosed in Schedule 3.3 hereto. Parent indemnifies and holds the Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims they introduced Parent to, or assisted them with the transactions contemplated herein.

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3.4 Capitalization of Parent. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, of which not more than 8,725,877 shares will be, prior to the Closing, issued and outstanding, before taking into consideration the issuance of Parent Common Stock to Kestrel Flight Fund LLC. Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5 Validity of Shares. The 206,667,233 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.3(a) hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Shareholders in Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock pursuant to Section 1.3(a) will be (a) exempt from the registration requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws and (b) accomplished in conformity with all other applicable securities laws.

3.6 SEC Reporting and Compliance. (a) Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b) Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission. The Parent SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c) Except as set forth on Schedule 3.7, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since September 30, 2022. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since September 30, 2022, and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the stockholders of Parent.

(d) Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

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(e) The shares of Parent Common Stock are quoted on the Pink Open Market (Current Information), operated by OTC Market Group Inc., under the symbol “SPGX,” and Parent is in compliance in all material respects with all rules and regulations of the OTC Markets Group Inc. applicable to it and the Parent Common Stock.

(f) Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Markets Group Inc.

(g) To the knowledge of Parent, Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.7 Financial Statements. The balance sheets and statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows contained in the Parent SEC Documents (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of Parent, and (iii) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021, are as audited by, and include the related opinions of, K.R. Margetson Ltd., Parent’s independent registered public accounting firm. No other information provided by or on behalf of Parent to the Company which is not included in the Parent SEC Documents, including, without limitation, information referred to in Section 3.7 of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

3.8 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent required in connection with the consummation of the Exchange shall have been obtained prior to, and be effective as of, the Closing.

3.9 Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent of this Agreement and the other agreements to be made by Parent pursuant to or in connection with this Agreement and the consummation by Parent of the transactions contemplated by this Agreement will not cause Parent to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of its Articles of Incorporation or By-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent is a party or by which Parent or any of its properties is bound.

3.10 No General Solicitation. In issuing Parent Common Stock in the Exchange hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

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3.11 Litigation. Except as disclosed in the Parent SEC Documents or Schedule 3.11 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its properties, assets or business, and after reasonable investigation, Parent is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Parent is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.12 Foreign Corrupt Practices. Neither Parent nor any director, officer, agent, employee or other person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4. Representations, Warranties and Covenants of the Shareholders. Each of the Shareholders represents and warrant to, and covenants with, Parent, as to himself, herself or itself only, as follows:

4.1 Acts and Proceedings. Such Shareholder has full right, power and authority to enter into, deliver and perform this Agreement and all acts and proceedings required for the authorization, execution and delivery of this Agreement and the performance of this Agreement by such Shareholder have been lawfully and validly taken.

4.2 Compliance with Laws and Instruments. The execution, delivery and performance by such Shareholder of this Agreement and each of the other documents contemplated hereby and the consummation by such Shareholder of the transactions contemplated hereby (a) will not cause such Shareholder to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government or (iii) any order, judgment or decree of any court and (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Shareholder is bound or affected except where the violation, contravention, conflict or default would not materially adversely affect the ability of a Shareholder to perform its obligations under this Agreement.

4.3 Binding Obligation. Assuming due authorization, execution and delivery by each other party hereto, this Agreement and each of the other agreements and documents being entered into by such Shareholder in connection herewith constitutes the legal, valid and binding obligation of such Shareholder and is enforceable against such Shareholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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4.4 Title to Shares. Such Shareholder has good, valid and marketable title to all Shares indicated in Section 1.3(a) hereto as being owned by such Shareholder, free and clear of all Liens. To the knowledge of such Shareholder, there is no voting trust, agreement or arrangement among any of the beneficial holders of Shares affecting the exercise of the voting rights of such units, and such Shareholder is not a party to or bound or affected by any such voting trust, agreement or arrangement.

4.5 Information. Each Shareholder has had an opportunity to ask and receive answers to any questions he, she or it may have had concerning the terms and conditions of the Exchange and the Parent Common Stock to be issued therein and has obtained any additional information that he or she has requested.

4.6 Resale of Stock. Each Shareholder is acquiring Parent Common Stock to be purchased for himself, herself or itself from Parent for investment, and not with a view to selling or otherwise distributing any of said Parent Common Stock in violation of the Securities Act or the securities laws of any state; provided, however, that the provisions of this paragraph shall not prejudice such Shareholder’s right at all times to sell or otherwise dispose of all or any of the Parent Common Stock so acquired by such Shareholder pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.

5. Additional Agreements.

5.1 Access and Information. The Company and Parent shall each afford to the other and to the other’s accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, and subsequent to the Closing until all pre-Closing filing requirements are met, solely for the purposes of filing any documents required to be filed with the Commission, to all of its properties, books, contracts, commitments and records (including but not limited to Tax Returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in strict confidence, all such information (other than such information which: (i) is already in such party’s possession; (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors; or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

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5.2 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Company shall take or cause to be taken all such necessary action.

5.3 Publicity. No party shall issue any press release or public announcement pertaining to the Exchange that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock and after reasonable advance notice to the Company.

5.4 Appointment of Parent Directors. After the Closing, Parent plans to increase the size of the Board of Directors of Parent to five directors and cause the existing director of Parent to re-constitute the Board of Directors to include up to four designees of the Company, and up to one designee of Kestrel Flight Fund LLC who shall be reasonably acceptable to the Company. Each of Parent’s independent directors, whether a designee of the Company or Kestrel Flight Fund LLC, shall be compensated on the same basis, whether through stock grants issued under the planned Incentive Compensation Plan described below and/or cash fees. Non-independent directors shall be compensated on the same basis, whether through stock grants issued under the planned Incentive Compensation Plan described below and/or cash fees.

5.5 Parent Name Change and Symbol Change. After the Closing, Parent shall take all required legal actions to change its corporate name to “Lithium Harvest, Inc.” by means of an amendment to its Articles of Incorporation, and obtain a new trading symbol on a market of the OTC Markets Group Inc. reflecting its name change.

5.6 2023 Incentive Compensation Plan. After the Closing, Parent shall establish a new Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan will be used for attracting and retaining employees, management, directors and outside consultants and shall be granted from time to time under the guidance and approval of Parent’s Compensation Committee, and in accordance with such plan.

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5.7 Employment Agreements. At the Closing, each of Sune Mathiesen and Paw Juul will enter into an Employment Agreement with Parent to serve as the President, Chief Executive Officer and Chairman and the Chief Technology Officer, respectively, of Parent for three years following the Closing Date, substantially in the forms attached as Exhibits D-1 and D-2 to this Agreement. Stefan Muehlbauer will enter into an Employment Agreement at the Closing with Parent to continue serving as the Chief Financial Officer of Parent, substantially in the form attached as Exhibit D-3 to this Agreement.

6. Closing Deliverables.

6.1 Company Closing Deliverables. At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(a) A certificate of incumbency executed by an officer of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Association of the Company delivered to Parent at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(b) A certificate, dated the Closing Date, executed by an officer of the Company, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Exchange shall have been duly made or obtained, and all material consents by third parties that are required for the Exchange have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(c) Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Danish Business Authority.

(d) Duly executed counterparts of the employment agreements of Sune Mathiesen and Paw Juul described in Section 5.7.

(e) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent or its counsel may reasonably request.

6.2 Parent Closing Deliverables. At the Closing, Parent shall deliver or cause to be delivered to the Company or the Shareholders, as applicable, the following:

(a) Copies of resolutions of Parent’s board of directors, certified by its Secretary, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by it pursuant hereto, including the election of Sune Mathiesen and Paw Juul to the Parent’s Board of Directors.

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(b) A certificate of incumbency executed by the Secretary of Parent certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the Articles of Incorporation and By-laws of Parent appended thereto have not been amended or modified.

(c) A certificate, dated the Closing Date, executed by the Secretary of Parent, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Exchange shall have been duly made or obtained, and all material consents by third parties required for the Exchange have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(d) A certificate of Transfer Agent certifying, as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(e) An agreement in writing from K.R. Margetson Ltd., in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm and any consents that may be required by Parent to be included in such financial statements in registration statements to be filed in the future by Parent.

(f) Subject to the terms set forth in Exhibit C hereto, the executed resignation of Stefan Muehlbauer as a director and as President, Chief Executive Officer, Chief Compliance Officer, Treasurer and Corporate Secretary of Parent, with the resignation to take effect at the Closing.

(g) Evidence as of a recent date of the good standing and corporate existence of Parent issued by the Secretary of State of the State of Nevada and evidence that Parent is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(h) Duly executed counterparts of the employment agreements described in Section 5.7.

(i) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

7. Non-Survival of Representations and Warranties. The representations and warranties of the parties made in Sections 2, 3 and 4 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Closing. This Section 7 shall not limit any claim for intentional fraud based on such representations and warranties or any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

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8. Amendment of Agreement. This Agreement may be amended or modified at any time in all respects by an instrument in writing executed by Parent and the Company, provided that any amendment that materially and adversely affects the rights or changes the obligations of any Shareholder (as opposed to the Company) shall require the consent of any such Shareholder.

9. Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall have the meaning assigned to such term in the Preamble.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 10.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning assigned to such term in the Preamble.

“Condition of the Company” shall have the meaning assigned to such term in Section 2.2.

“Danish Law” shall mean the Danish Companies Act.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement, if such default or failure in performance shall remain unremedied for five days.

“Employee Benefit Plans” shall have the meaning assigned to such term in Section 2.17.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

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“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Exchange” shall have the meaning assigned to such term in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning assigned to such term in Section 1.4(a).

“Exchange Offer” shall have the meaning assigned to such term in the Recitals.

“Exchange Ratios” shall have the meaning assigned to such term in Section 1.3(a).

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Incentive Plan” shall have the meaning assigned to such term in Section 5.7.

“Indebtedness” shall mean any obligation of the Company which under GAAP is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Intellectual Property” shall have the meaning assigned to such term in Section 2.16(b).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any Person, the actual knowledge of such Person. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as an executive officer of such entity has actual “knowledge” of such fact or other matter.

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“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Nevada Law” shall mean the Nevada Revised Statutes.

“Parent” shall have the meaning assigned to such term in the Preamble.

“Parent Common Stock” shall have the meaning assigned to such term in the Recitals.

“Parent SEC Documents” shall have the meaning assigned to such term in Section 3.6(b).

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholders” shall have the meaning assigned to such term in the Preamble.

“Shares” shall have the meaning assigned to such term in Section 1.3(a).

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

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“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

“Tax Sharing Agreement” shall have the meaning assigned to such term in Section 2.15.

“Transfer Agent” means Empire Stock Transfer Inc., Parent’s transfer agent and registrar.

10. Closing. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement (the “Closing Date”). All proceedings to be taken and all documents to be executed at the Closing, including those in connection with this Agreement, shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The Closing shall occur at the offices of Olshan Frome Wolosky LLP referred to in Section 11.1 hereof or at such other place or time as the parties may agree and may be effected remotely by electronic or other digital transmission of signature pages. At the Closing, Parent shall deliver to each Shareholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.3(a) hereof directly to them pursuant to Sections 1.6 and 4 hereof. Such delivery shall be against delivery to Parent of the certificates, agreements and other instruments referred to in Section 6.1 hereof, and the certificates representing all of the Shares issued and outstanding immediately prior to the Closing. Parent will deliver at such Closing to the Company the officers’ certificate referred to in Section 6.2 hereof. All of the other documents and certificates and agreements referenced in Section 6 will also be executed as described therein.

11. Miscellaneous.

11.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent:	Sustainable Projects Group Inc. 2316 Pine Ridge Road, Suite 383 Naples, Florida 34102 U.S.A.
	Attention:	Mr. Stefan Muehlbauer, President and
Chief Executive Officer

With a copy to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 U.S.A.
	Attention:	Spencer G. Feldman, Esq.

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If to the Company:	Lithium Harvest ApS Tankedraget 7 Aalborg 9000 Denmark
	Attention:	Mr. Sune Mathiesen, Chairman and Chief
Executive Officer
With a copy to:	Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 U.S.A.
	Attention:	Ben A. Stacke, Esq.

Notices shall be deemed received at the earlier of actual receipt or three business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

11.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

11.3 Expenses. Parent and the Company, as a combined entity following the Closing, shall bear and pay all legal, accounting and other expenses incurred by them in connection with the transactions contemplated by this Agreement.

11.4 Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

11.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company shall not directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of Parent, which shall not be unreasonably withheld, and any such transfer or assignment without said consent shall be void.

11.7 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

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11.8 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.9 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

11.10 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

11.11 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that Danish Law governs the requirements for the adoption, approval and execution of this Agreement. This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the District of Delaware. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the District of Delaware for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in the State of Delaware, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Delaware has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

SUSTAINABLE PROJECTS GROUP INC.

By:	/s/ Stefan Muehlbauer
Stefan Muehlbauer
President and Chief Executive Officer

THE COMPANY:

LITHIUM HARVEST APS

By:	/s/ Sune Mathiesen
Sune Mathiesen
Chairman and Chief Executive Officer

The undersigned Shareholders execute and deliver this Agreement for the sole purpose of agreeing to the terms of Section 1 (The Exchange Offer), Section 4 (Additional Representations, Warranties and Covenants of the Shareholders), Section 7 (Non-Survival of Representations and Warranties), Section 8 (Amendment of Agreement), Section 9 (Definitions), and Section 11 (Miscellaneous).

FENO HOLDING APS		SUNE MATHIESEN HOLDING APS

By:	/s/ Paw Juul	By:	/s/ Sune Mathiesen
Name:	Paw Juul	Name:	Sune Mathiesen
Title:	Managing Director	Title:	Managing Director

AØNP14 APS, ALDO PETERSEN

By:	/s/ Aldo Petersen
Name:	Aldo Petersen
Title:	Managing Director

[Signature Page to Securities Exchange Agreement]

EXHIBIT A

Articles of Incorporation of Parent

[Intentionally Omitted.]

EXHIBIT B

By-Laws of Parent

[Intentionally Omitted.]

EXHIBIT C

[Intentionally Omitted.]

EXHIBIT D-1

Form of Employment Agreement – Sune Mathiesen

[Intentionally Omitted.]

EXHIBIT D-2

Form of Employment Agreement – Paw Juul

[Intentionally Omitted.]

EXHIBIT D-3

Form of Employment Agreement – STEFAN MUEHLBAUER

[Intentionally Omitted.]